EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-165369 and 333-145424 of Ark Restaurants Corp. on Form S-8 of our report dated December 28, 2012 on our audits of the consolidated financial statements of Ark Restaurants Corp. and Subsidiaries as of September 29, 2012 and October 1, 2011 and for each of the two years in the period ended September 29, 2012 appearing in this Annual Report on Form 10-K of Ark Restaurants Corp. for the year ended September 29, 2012.

/s/ CohnReznick LLP

Jericho, New York
December 28, 2012